NEWS FOR IMMEDIATE RELEASE
February 19, 2004	For Further Information Contact:
Paul M. Limbert
President & CEO (304) 234-9000
or
Robert H. Young
Executive Vipe President & CFO
(304) 234-9000

Nasdaq Trading Symbol: WSBC

WesBanco Increases Quarterly Cash Dividend To Its Shareholders

Wheeling, WV. . . WesBanco, Inc. (Nasdaq:WSBC) today announced an increase in the quarterly cash dividend to be paid to its shareholders, increasing the quarterly cash dividend to $.25 per common share from $.24 per common share. Paul M. Limbert, President and Chief Executive Officer of the multi-state bank holding company headquartered in Wheeling, West Virginia, said that the increased dividend would be paid on April 1, 2004 to shareholders of record on March 8, 2004.

This cash dividend increase marks the nineteenth consecutive year of common stock cash dividend increases for WesBanco. Over the past ten years, the quarterly cash dividend has increased 79%, from the $.14 paid per common share for the first quarter of 1994, to the current quarter cash dividend of $.25 per share.

The WesBanco Board of Directors approved this most recent cash dividend increase based in part on record earnings in 2003 and WesBanco’s strong capital position. The cash dividend increase represents an annualized cash dividend of $1.00 per common share, or a 4.2% increase over cash dividends paid during 2003.

WesBanco is a multi-state bank holding company presently operating through 72 banking offices in West Virginia, Ohio and Pennsylvania. Its banking subsidiary is WesBanco Bank, Inc., headquartered in Wheeling, West Virginia. In addition, WesBanco operates an insurance company, WesBanco Insurance Services, Inc., and a full service broker/dealer, WesBanco Securities, Inc. that also operates Mountaineer Securities, WesBanco’s discount brokerage operation.

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